Exhibit 99.2

Excerpt from Preliminary Offering Memorandum

Our Company

We are a leading global designer and manufacturer of a comprehensive suite of cutting and welding products used in various fabrication, construction and manufacturing operations around the world. Our products are used in a wide variety of applications, across industries, where steel is cut and welded, including steel fabrication, manufacturing of transportation and mining equipment, many types of construction, such as offshore oil and gas rigs, repair and maintenance of manufacturing equipment and facilities, and shipbuilding. We market our products under a widely recognized portfolio of brands, many of which are the leading brand in their industry, including Victor®, Tweco®, Thermal Dynamics®, Arcair®, Cigweld®, Thermal Arc®, Turbo Torch® and Stoody®. We sell our products primarily through over 3,300 industrial distributor accounts, including large industrial gas manufacturers, in over 50 countries.

We believe that our products have leading market shares in highly profitable target segments of the overall welding market. We believe we have the #1 global market position for gas equipment, the #2 global market position for arc accessories and the #2 global market position for plasma equipment. In addition, we believe we have the #1 market position in the United States for hardfacing wires and electrodes and the #1 market position in Australia for all cutting and welding product lines.

During YTD 9/30/2011, we generated approximately 84% of our net sales from products either consumed in the everyday cutting and welding process or from torches and related accessories, which are frequently replaced due to the high level of wear and tear experienced during use. These items generally have low prices and are not considered capital expenditures by our customers, providing us with a consistent recurring sales base. We also benefit from a well-balanced mix of sales by end-market and geography. In YTD 9/30/2011, approximately 55% of our net sales came from the United States and approximately 45% came from international markets, including approximately 28% from the Asia Pacific region, primarily Australia and China.

For several years, our operating strategy has focused on a global continuous improvement process which we refer to as Total Cost Productivity, or “TCP,” a company-wide program to lower costs and improve efficiency. This internal strategy has enabled us to reduce operating costs incrementally since we first implemented it in 2005, including $10.6 million of additional savings in 2010 and estimated savings of approximately $9.4 million in 2011. Among our more recent TCP initiatives, we relocated certain manufacturing operations to lower cost facilities in Denton, Texas, Hermosillo, Mexico and Ningbo, China. Our recently launched TCP Phase III involves further plant rationalizations at North American facilities to drive productivity as well as supply chain improvements, which we expect will generate incremental cost savings and improve gross margins by 100 to 200 basis points upon completion when compared to gross margins for YTD 9/30/2011. We expect to complete this TCP Phase III effort in 2013 and to incur approximately $3.2 million of capital expenditures and $3.3 million of additional expenses in order to achieve these cost savings.

For LTM 9/30/2011, we generated net sales of $474.8 million and Adjusted EBITDA of $79.4 million. For a reconciliation of Adjusted EBITDA to net income (loss), see “—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data.”

Our Products

We have five major product categories: gas equipment, arc accessories, plasma cutting systems, filler metals and hardfacing alloys and welding equipment. Our diverse product base ensures that we are not dependent on any one category within the cutting and welding industry.

Gas Equipment (Approximately 36% of YTD 9/30/2011 net sales). Our gas equipment products include regulators, torches, tips and nozzles, manifolds, flow meters and flashback arrestors that are sold under the Victor, Cigweld and Turbo Torch brand names. We believe Victor is the most-recognized brand name in the gas equipment market and is viewed as an innovation and quality leader. Strong recognition of the Victor brand drives customer loyalty and repeat product purchases. The typical price range of these products is approximately $40 to $400. Gas equipment products regulate and control the flow of gases to the cutting/welding torch. The design of gas equipment varies among manufacturers, leading to a strong preference for “product styles.” Gas equipment products are used frequently in harsh environments, which necessitates a high rate of replacement as well as a high quality product. The advantage of gas equipment over other types of cutting equipment is that it does not require an external electrical power supply to operate, thereby providing the user with a versatile and portable source for heating and cutting in both workshop and outdoor locations. Based on our 2010 net sales, we believe we are the largest manufacturer and supplier of gas equipment products globally.

Arc Accessories (Approximately 18% of YTD 9/30/2011 net sales). Our arc accessories include manual and robotic semiautomatic welding guns and related consumables, ground clamps, electrode holders, cable connectors and assemblies that are sold under the Tweco and Arcair brand names. Our arc welding guns typically range in price from approximately $90 to $400. Arc welding is the most common method of welding and is used for a wide variety of manufacturing and construction applications, including the production of ships, railcars, farm and mining equipment and offshore oil and gas rigs. Customers tend to select arc accessories based on a preference for a certain look and feel that develops as a result of repeated usage over an extended period of time. This preference drives brand loyalty which, in turn, drives recurring sales of arc accessory products. Based on our 2010 net sales, we believe we are among the largest manufacturers and suppliers of arc welding accessory products in the United States.

Plasma Cutting Systems (Approximately 17% of YTD 9/30/2011 net sales). Our plasma cutting products include power supplies, torches and related consumable parts that are sold under the Thermal Dynamics brand name. On average, manual and automated plasma torches sell for approximately $350 and $1,000, respectively, while manual and automated power supplies sell for approximately $1,800 and $25,000, respectively. Both our manual and automated plasma systems utilize patented consumable parts, which provides for significant ongoing revenue. For example, we expect that a $20,000 to $30,000 automated system will generate approximately $7,500 in parts sales per year.

Plasma cutting is a process whereby electricity from a power source and gas delivered through a plasma torch are used to cut steel and other metals. Plasma cutting is used in the fabrication, construction and repair of both steel and nonferrous metal products, including automobiles and related assemblies, manufactured appliances, ships, railcars and heating, ventilation and air-conditioning products, as well as for general maintenance. Advantages of the plasma cutting process over other methods include faster cutting speeds, cleaner cuts and the ability to cut ferrous and nonferrous alloys with minimum heat distortion to the metal being cut. Our high technology products associated with automated cutting have gained market share, and we expect these share gains to continue as we introduce innovative new products. Based on our 2010 net sales, we believe we are among the largest suppliers of plasma power supplies, torches and related consumable parts globally.

Filler Metals and Hardfacing Alloys (Approximately 20% of YTD 9/30/2011 net sales). Our filler metals and hardfacing alloys include structural wires, hardfacing wires and electrodes that are sold under the Cigweld and Stoody brand names. Our filler metals and hardfacing alloys typically range in price from approximately $0.90 to $30.00 per pound. There are three basic types of filler metals and hardfacing alloys: stick electrodes, solid wire and flux cored wire. We believe that the filler metal and hardfacing alloys market is mature and that products sold in this product segment generally generate lower profit margins than products sold in the gas equipment, arc accessories and plasma equipment markets. Filler metals are used to join metals during electric arc welding or brazing processes. Hardfacing alloys are welding consumables applied to impart wear and corrosion resistance by applying a protective coating either during the manufacturing or construction process or as maintenance to extend the life of an existing metal surface, such as a bulldozer blade. Based on our 2010 net sales, we believe our Stoody brand has the #1 market position for hardfacing alloys in the United States while our Cigweld brand has the #1 market position for filler metals in Australia.

Welding Equipment (Approximately 10% of YTD 9/30/2011 net sales). We offer a wide range of welding equipment, including electric power sources, wire feeders, engine drives and plasma welding equipment. These products are sold under the Thermal Arc and Cigweld brand names and use Tweco accessories and Victor regulators. Our inverter and transformer-based electric arc power supplies typically range in price from approximately $100 to $5,000. Our plasma welding and engine-driven power supplies typically range in price from approximately $5,000 to $10,000 and from approximately $1,200 to $10,000, respectively. The traditional arc welding process uses a welding power supply to deliver an electric arc through a welding torch, gun or electrode holder that melts filler metals to the parent material to form a weld. Based on our 2010 net sales, we believe our Cigweld brand has a leading market position for welding equipment in Australia, and we intend to continue to leverage our global distribution network to gain market share in the United States, Canada, Europe and Asia.

Industry Overview

We believe that steel production is the leading indicator for market demand in the cutting and welding products industry. Over the past decade, many steel producers significantly increased capacity and production in large part to meet heavy demand increases from higher-growth economies, including those of China, Brazil and India. In 2011, global steel production reached 1.5 billion metric tons, representing a compound annual growth rate, or CAGR, of 6.0% over 2002 levels. The global economic turmoil of 2008 and 2009 caused a sharp contraction in steel demand during this period. According to the World Steel Association, there were year-over-year decreases in world steel production of 0.4% and 7.9% in 2008 and 2009, respectively. According to the World Steel Association, there were year-over-year decreases in world steel production, excluding China, of 3.3% and 20.5% in 2008 and 2009, respectively. However, during 2010 and 2011 there were year-over-year increases in world steel production of 15.7% and 6.8%, respectively. Excluding China, there was a 20.1% year-over-year increase in steel production during 2010. According to research estimates, steel production is forecasted to grow at a CAGR of 4.6% between 2012 and 2016.

We estimate that the global cutting and welding industry is an approximately $14.5 billion market. The global cutting and welding industry consists of five distinct product categories: gas equipment, arc accessories, plasma cutting systems, filler metals and hardfacing alloys and welding equipment. We primarily target the gas equipment, arc accessories and plasma cutting systems product segments, which we believe account for approximately 8%, 7% and 5% of the global cutting and welding market, respectively. We also participate as a niche player in certain geographic areas in filler metals and hardfacing alloys, which we estimate constitutes approximately 57% of the market, and welding equipment, which comprises approximately 24% of the market. We believe that approximately 43% of the global market is located in the Asia-Pacific region, approximately 30% is located in the Americas and the remaining approximately 26% represents sales in Europe, the United Kingdom, the Middle East, Russia and Africa.

Business Strengths

Well-Established Brand Names. We believe our market leading portfolio includes some of the most globally recognized and well-established brands in the cutting and welding industry. Many of our brands have a long history dating back several decades. Victor is a leading brand of gas cutting and welding torches and gas regulation equipment established in 1913. The Tweco brand arc accessories are well-known for technical innovation, reliability and excellent product performance over their 70-year history. As one of the original two plasma brands, Thermal Dynamics has been synonymous with plasma cutting since systems of this type were first developed in 1957. Cigweld, which began in 1922, is the leading brand of cutting and welding equipment in Australia. Stoody, the leading brand of hardfacing wires and electrodes in the United States, was established in 1921. We believe our well-established brand names and reputation for product quality have fostered strong brand loyalty among our customers, which generates repeat business and improves our ability to win new business as well as expand market share.

Market Leader in Targeted Product Segments. We actively target market segments for gas equipment, arc accessories and plasma equipment, which represent an estimated $2.8 billion market, because there are fewer competitors and we generate higher margins within these segments versus the remaining segments of the broader cutting and welding industry. In YTD 9/30/2011, we generated approximately 70% of our net sales from these three segments. Based on our 2010 net sales, we believe we have the #1 market position for gas equipment in the United States with an approximately 37% market share; the #1 market position for all cutting and welding equipment in Australia with an approximately 35% market share; the #1 market position for hardfacing wires and electrodes in the United States with an approximately 19% market share; the #2 market position for arc accessories in the United States with an approximately 30% market share; and the #2 market position for plasma equipment in the United States with an approximately 25% market share. We have maintained our leading positions as a result of our emphasis on leading brand names, technology advancements and strong relationships with distributors.

Strong, Long-Standing Distributor Relationships. We maintain relationships with an extensive network of over 3,300 industrial distributor accounts in over 50 countries. Our diverse distributor base includes large industrial gas companies and independent welding distributors that provide us with access to a broad group of potential end-users. Our relationships with our top ten distributors average over 20 years. Our largest distributor accounted for approximately 12% of net sales for YTD 9/30/2011. The long-standing relationships forged with our distributors are in part due to the technical expertise and industry knowledge of our sales force. Additionally, because we are a leading supplier within our targeted product segments, we can provide extensive coverage and responsiveness to our distributors. Recent investments to upgrade our warehouse systems together with the ability to offer customers a “one order, one invoice, one delivery” service for all their product needs have further enhanced customer relationships. We believe our distributors also appreciate the strength of our brands, the breadth of our product offerings and our products’ reputation for quality, reliability and performance.

High Recurring Revenue Business Model. In YTD 9/30/2011, we generated approximately 84% of our revenue from products that are parts consumed in the cutting and welding process and torches and related accessories with a high frequency of replacement due to the intensity of their usage. These non-discretionary items include filler metals, tips, regulators and torches, among others. These items generally have low prices and are not considered capital expenditures by our customers. When evaluating replacement products for worn out or broken equipment, many end-users choose replacement equipment of the same brand, even if competing products offer modest price advantages. We believe that strong brand recognition further strengthens our recurring revenue base.

Diversified Revenue Base. Our revenue base is diversified among various geographies, end-markets and products. We sell across all significant geographic regions through our global network of facilities, with approximately 45% of YTD 9/30/2011 net sales generated outside the United States. We are also diversified across a wide range of end-markets, including energy, infrastructure, manufacturing, natural resources and transportation. We service these end-markets around the world with a broad array of products for cutting and welding applications.

Significant Operating Leverage Driven by Cost Rationalization Programs. We introduced our TCP program in 2005 to lower costs and improve efficiency. The program has since become a key component of our operating philosophy and resulted in incremental cost savings averaging $16.7 million annually from 2007 to 2009, with another $10.6 million of additional savings in 2010 and estimated savings of approximately $9.4 million in 2011. Through our TCP program, we have implemented new machinery and processes across our manufacturing operations, improved machine utilization, reduced labor costs and rationalized our manufacturing operations, including through the relocation of certain manufacturing operations to lower cost facilities in Denton, Texas, Hermosillo, Mexico and Ningbo, China. We have expanded our sourcing of components and finished goods from lower cost countries such as China. We have implemented an automated warehouse inventory system, thereby reducing labor costs and improving delivery timeliness and accuracy. We have also integrated all functions, including sourcing, manufacturing, supply chain logistics and inventory management, to be centralized within each country in which we operate. With all functions in a given country channeled through a central organization, we can provide our distributors a “one order, one invoice, one delivery” solution and enhanced customer service. Our recently launched TCP Phase III effort is expected to be completed in 2013 and involves further plant rationalizations at North American facilities to drive productivity as well as supply chain improvements.

Global, Low-Cost Operating Footprint. Our manufacturing facilities are located in the United States, Mexico, China, Malaysia, Australia and Italy. In addition, we maintain warehouses and sales offices in nine countries. As such, our strategically located footprint allows us to perform operations efficiently with a competitive cost structure.

Experienced and Proven Management Team. Our senior management team is comprised of seasoned professionals with an average of over 20 years of relevant experience. The team has extensive operational and industry experience globally, including in emerging markets. Over the last five years, management has realigned business units, divested non-strategic underperforming businesses, centralized product line and sales and marketing teams, created a customer-focused organization, expanded internationally and optimized operations. Members of the team responded aggressively and decisively to the 2008 financial crisis by managing our cost structure, resulting in margin improvement, debt reduction and strong positioning for further growth.

Business Strategy

Diversify Our Business Into New Channels and Markets. We intend to increase our market leading positions in gas equipment, arc accessories and plasma equipment by focusing on leveraging our leading brands and pursuing best-in-class customer service initiatives. We continue to focus on growing our presence in international markets. We have steadily increased international net sales from 38% in 2005 to 45% for YTD 9/30/2011. Emerging markets, including the Asia-Pacific region and Latin America, present us with an attractive expansion opportunity, as those markets shift from manual cutting and traditional welding processes to more advanced semi-automated and fully automated processes. We intend to leverage our existing global footprint, including our broad distribution network, to facilitate growth in developed and emerging markets.

Focus on Continuous New Product Development. With approximately 10.6% of YTD 9/30/2011 net sales generated from new products introduced since 2007, we continue to introduce enhanced and innovative products to increase our leading market shares. We believe we maintain a technological advantage over the competition through continuous product development, supported by an engineering organization of approximately 100 people. Furthermore, we believe that our innovative products will continue to develop higher brand awareness for our product offerings. We also continue to focus on integrating our global platform to ensure efficient sourcing and production in order to further minimize costs.

Continue to Implement Productivity and Cost Reduction Programs. We continue to utilize the principles of TCP to reduce costs while enhancing our ability to react quickly to changes in market conditions. Our recently launched TCP Phase III effort involves plant rationalization processes at North American facilities to drive productivity as well as supply chain improvements. In addition, we believe this realignment of our processes accompanied with more efficient production machinery has been effective in reducing inventory levels while improving customer response times and service levels. Furthermore, through our relationship with Irving Place Capital, we are eligible to participate in IPC’s Strategic Services program, which provides cost savings opportunities to IPC portfolio companies through group purchasing contracts and specialized adoption of best practices in purchasing of raw materials, products and services.

Selectively Pursue Strategic Acquisitions. We plan to evaluate and selectively pursue strategic acquisition opportunities in the cutting and welding industry that have the potential to complement our existing product lines or allow us to leverage our existing platform to enter new markets. We also plan to take a disciplined acquisition approach that strengthens our product portfolio, enhances our industry leadership, leverages fixed costs, expands our global footprint and creates value in products and markets that we know and understand.

Recent Developments

Consent Solicitation

On February 14, 2012, we commenced a consent solicitation (the “Solicitation”) to holders of existing notes pursuant to a consent solicitation statement (the “Solicitation Statement”), dated February 14, 2012, in order to amend the Indenture governing the existing notes and under which the new notes will be issued. The Solicitation expired at 12:00 p.m., New York City time, on February 27, 2012 (the “Expiration Date”). The Solicitation sought to amend the restricted payment covenant of the Indenture to increase the restricted payments basket to $100.0 million (the “Proposed Amendment”).

As of the Expiration Date, we received the requisite consents and immediately thereafter, we executed a supplemental indenture to reflect the Proposed Amendment. The Proposed Amendment in the supplemental indenture will not become operative, and no Consent Payment (defined below) will be made, until the consummation of this offering of new notes and the satisfaction or, where possible, waiver of the other conditions described in the Solicitation Statement.

Upon satisfaction or, where possible, waiver of the conditions set forth in the Solicitation Statement, including the consummation of this offering, we will make a cash payment (the “Consent Payment”) of $20 per $1,000 in principal amount of existing notes to Holders of existing notes.

Amendment to Working Capital Facility

In addition to the Solicitation, the lender under our Working Capital Facility has agreed to amend the governing credit agreement to allow us to, among other things, issue the new notes offered hereby and to use the net proceeds of the new notes as described in “Use of Proceeds.” The amendment is expected to become effective concurrently with the consummation of this offering of new notes. See “Description of Other Indebtedness—Working Capital Facility.”

Estimated 2011 Results

We are in the process of finalizing our results of operations and other financial and operating data for the year ended December 31, 2011. While our full financial information and operating data for such period are not available, the information below is based on management’s preliminary estimates from currently available information.

For the year ended December 31, 2011, we currently expect to report net sales between approximately $485 million and $490 million, gross margin as a percentage of net sales of approximately 32% and Adjusted EBITDA between approximately $78 million and $80 million. This preliminary estimated financial information compares to pro forma combined net sales and pro forma combined gross margin of $415.9 million and $133.6 million (or 32.1% of pro forma combined net sales), respectively, for the year ended December 31, 2010, in each case, calculated giving pro forma effect to the Merger and the related transactions consummated during 2010. Estimated Adjusted EBITDA for the year ended December 31, 2011 compares to combined Adjusted EBITDA of $60.7 million for the year ended December 31, 2010, which combines the 2010 Predecessor Period and the 2010 Successor Period.

The expected increase in net sales and Adjusted EBITDA during the year ended December 31, 2011 as compared to the year ended December 31, 2010 is primarily attributable to volume increases in each of our product lines, the effects of a weaker U.S. dollar and our price increases in the marketplace.

For the quarter ended December 31, 2011, we currently expect to report net sales between approximately $115 million and $117 million, gross margin as a percentage of net sales of approximately 29% to 30% and Adjusted EBITDA between approximately $12.5 million and $14.5 million.

We expect an increase in net sales for the quarter ended December 31, 2011 as compared to the quarter ended December 31, 2010, primarily attributable to volume increases in each of our product lines. Estimated Adjusted EBITDA during the quarter ended December 31, 2011 as compared to the quarter ended December 31, 2010 is expected to remain relatively flat despite the increase in net sales. The positive impact of incremental sales for the quarter ended December 31, 2011 was mostly offset by higher performance-based incentive compensation due to our strong EBITDA performance for the year ended December 31, 2011, inventory adjustments primarily attributable to reserves relating to excess and obsolete inventory, and unfavorable foreign exchange transaction expenses as compared to the quarter ended December 31, 2010.

See “Non-GAAP Financial Measures” for our definition of and important uses and limitations of Adjusted EBITDA.

Because the reporting period ended December 31, 2011 has recently ended, the unaudited financial information presented above for the year ended December 31, 2011 reflects estimates based only upon preliminary information available to us as of the date of this offering memorandum, is subject to change pending finalization and is not a comprehensive statement of our financial results or position as of or for the year ended December 31, 2011. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the above preliminary estimated financial information, and, accordingly, does not express an opinion or provide any form of assurance with respect thereto. During the course of our financial statement closing process or the audit of our financial statements, we may identify items that would require us to make adjustments to our preliminary operating results described above. As a result, the foregoing discussion constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments to our preliminary operating results and the risk factors highlighted herein and in our filings with the SEC. Our consolidated financial statements and operating data as of and for the year ended December 31, 2011 will not be available until after this offering is completed and may vary materially from the preliminary estimated financial information we have provided. Accordingly, you should not place undue reliance on these preliminary estimates. The estimates as of and for the year ended December 31, 2011 are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” our audited consolidated financial statements and our unaudited condensed consolidated financial statements included elsewhere in this offering memorandum. For a reconciliation of Adjusted EBITDA to net income (loss), which we believe is the most directly comparable GAAP measure, for the years ended December 31, 2008 and 2009, the pro forma 2010 Combined Period, the nine months ended September 30, 2010 and 2011 and the twelve months ended September 30, 2011, see “—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data.”

Our Equity Sponsor

Irving Place Capital is a private equity firm based in New York City focused on making equity investments in middle-market companies. Since its formation in 1997, IPC has been an investor in over 50 companies and has raised over $4 billion in private equity capital, including its current $2.7 billion institutional fund. The firm partners with management teams and typically invests between $75 million and $250 million of equity capital in growth-oriented businesses. IPC’s team has a proven track record for making disciplined and highly profitable investments.

Our Corporate Information

We were incorporated in Delaware in 1987. Our executive offices are located at 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017. Our telephone number is (636) 728-3000 and our website is located at www.thermadyne.com. The contents of our website are not part of this offering memorandum.

Summary Historical and Unaudited Pro Forma Condensed

Consolidated Financial Data

The following tables set forth certain summary historical and unaudited pro forma condensed consolidated financial data as of and for the periods indicated. The summary historical and unaudited pro forma condensed consolidated financial data set forth below should be read in conjunction with “Basis of Presentation,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto each of which is included elsewhere in this offering memorandum.

The consolidated statements of operations data and other financial data for the fiscal years ended December 31, 2008 and December 31, 2009, for the 2010 Predecessor Period and the 2010 Successor Period and the consolidated balance sheet data as of December 31, 2009 and 2010 were derived from our audited consolidated financial statements included elsewhere in this offering memorandum. The summary historical financial information as of September 30, 2011 and for the nine months ended September 30, 2010 and September 30, 2011 is derived from our unaudited interim consolidated financial statements included elsewhere in this offering memorandum. The consolidated balance sheet data as of December 31, 2008 was derived from our audited financial statements, which are not included herein. The financial data for the twelve months ended September 30, 2011 was derived by adding our unaudited financial data for the 2010 Combined Period (on a historical basis) to our unaudited financial data for the nine months ended September 30, 2011 and subtracting our unaudited financial data for the nine months ended September 30, 2010, and it does not include any adjustments to reflect the impact of the Merger or, except as specifically noted under “As Adjusted Data,” the related financing transactions or the issuance of the new notes offered hereby.

The summary unaudited pro forma condensed consolidated financial data presented below has been derived from our unaudited pro forma condensed consolidated statement of operations included elsewhere in this offering memorandum and gives effect to the Merger and related transactions, using the purchase method of accounting, as if they had occurred on January 1, 2010, as more fully described in the assumptions and adjustments set forth under the section entitled “Unaudited Pro Forma Condensed Consolidated Statement of Operations.”

The unaudited pro forma condensed consolidated financial data is based on currently available information and is not necessarily indicative of our results of operations that would have occurred had the Merger and related transactions taken place on the applicable dates, nor is it necessarily indicative of future results. The unaudited pro forma adjustments and allocation of the excess acquisition purchase price over the net assets acquired to intangible assets, goodwill and other assets are based on management’s best estimate of the fair value of intangible and other assets acquired. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. The preliminary allocation of purchase price to the assets and liabilities as of December 3, 2010 was determined by management with the assistance of an externally prepared valuation study of inventories, property, plant and equipment, intangible assets, goodwill, and capital and operating leases. The allocation of the purchase price is subject to change based on the completion of such study and the determination of other facts impacting fair value estimates. The adjustments, if any, arising out of the finalization of the allocation of the purchase price will not impact cash flow. However, such adjustments could result in material increases or decreases to depreciation and amortization, and to earnings before interest expense, income taxes and net income (loss). We are continuing to evaluate our purchase price allocations and the related appraisal work of the asset appraisal firm. We expect to finalize the purchase price allocation in connection with our audited financial statements for the year ended December 31, 2011. Therefore, the actual adjustments may differ from the pro forma adjustments, and the differences may be material.

The unaudited pro forma transaction adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated statement of operations is presented for informational purposes only. The unaudited pro forma condensed consolidated statement of operations does not purport to represent what our actual consolidated results of operations would have been had the Merger and related transactions actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and the related notes thereto appearing elsewhere in this offering memorandum. All pro forma transaction adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statement of operations.

	Predecessor		Pro Forma 2010 Combined Period(1)	Predecessor	Successor	Twelve Months Ended September 30, 2011(2)
	Fiscal Year Ended December 31,			Nine Months Ended September 30, 2010(2)	Nine Months Ended September 30, 2011(2)
	2008	2009
Statement of Operations Data:
Net sales	$516,908	$347,655	$415,901	$311,696	$370,620	$474,825
Cost of goods sold(3)	359,409	245,043	282,349	206,125	247,342	320,075

Gross margin	157,499	102,612	133,552	105,571	123,278	154,750
Operating expenses(4)	113,565	82,932	101,957	71,734	85,742	126,240

Operating income (loss)	43,934	19,680	31,595	33,837	37,536	28,510
Other income (expenses):
Interest, net	(20,304)	(20,850)	(25,832)	(17,270)	(18,459)	(23,987)
Amortization of deferred financing costs	(938)	(1,052)	(1,794)	(753)	(1,214)	(1,549)
Settlement of retiree medical obligations	—	5,863	—	—	—	—
Loss on debt extinguishment	—	—	—	(1,867)	—	—
Other	(80)	147	—	—	—	—

Income (loss) from continuing operations before income tax provision and discontinued operations	22,612	3,788	3,969	13,947	17,863	2,974
Income tax provision (benefit)	12,089	2,657	7,409	4,259	6,488	9,831

Income (loss) from continuing operations	10,523	1,131	(3,440)	9,688	11,375	(6,857)
Income from discontinued operations, net of tax	185	3,051	—	—	—	—

Net income (loss)	$10,708	$4,182	$(3,440)	$9,688	$11,375	$(6,857)

Other Financial Data:
EBITDA(5)	$55,281	$37,600	$54,807	$41,284	$53,929	$48,591
Adjusted EBITDA(5)	64,956	34,188	60,880	46,873	65,971	79,415
Depreciation and amortization	12,365	12,962	25,006	10,067	17,607	21,630
Capital expenditures	12,776	7,695	8,348	5,921	12,636	15,063

(dollars in thousands)

	Predecessor		Successor
	As of December 31,		As of December 31,	As of September 30,
	2008	2009	2010(2)	2011(2)
Balance Sheet Data:
Cash and cash equivalents	$11,916	$14,886	$22,399	$17,619
Trusteed assets	—	—	183,685	—
Property, plant and equipment, net of accumulated depreciation	47,501	46,687	75,796	74,730
Total assets	494,369	454,945	780,085	621,119
Current portion of Senior Subordinated Notes due 2014	—	—	176,095	—
Total other debt	234,045	217,024	266,771	265,041
Total stockholders’ equity	118,303	127,792	163,404	174,004

(dollars in thousands)

Twelve Months Ended September 30, 2011(2)
As Adjusted Data(6)(7):
As adjusted net debt(8)	$356,422
As adjusted total debt	$365,041
As adjusted cash interest, net	$32,917
As adjusted net debt(8)/Adjusted EBITDA(5)	4.5x
As adjusted total debt/Adjusted EBITDA(5)	4.6x
Adjusted EBITDA(5)/As adjusted cash interest, net	2.4x

(dollars in thousands)

(1)	The 2010 Combined Period is presented on a pro forma basis to give effect to the Merger and related transactions as if they had occurred on January 1, 2010. Accordingly, the financial results for the years ended December 31, 2009 and 2008 and the twelve months ended September 30, 2011 may not be comparable.

(2)	Does not give effect to the pro forma adjustments described in “Unaudited Pro Forma Condensed Consolidated Statement of Operations.”

(3)	The costs of certain purchasing functions previously included in selling, general, and administrative expenses in the statements of operations have been reclassified to cost of goods sold for all periods presented in the amount of $93 for the period from December 3, 2010 through December 31, 2010, $1,566 for the period from January 1, 2010 through December 2, 2010 and $1,182 and $1,554 for the years ended December 31, 2009 and 2008, respectively.

(4)	Consists of selling, general and administrative expenses, amortization of intangibles, net periodic post-retirement benefits and restructuring expenses.

(5)	We use certain measures that are not defined by GAAP to evaluate various aspects of our business. Such measurements include “EBITDA” and “Adjusted EBITDA,” which are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance, including net income (loss) reported in accordance with GAAP. Use of EBITDA and Adjusted EBITDA has material limitations, and therefore management has provided reconciliations of EBITDA and Adjusted EBITDA to consolidated net income (loss). See “Non-GAAP Financial Measures” for our definitions of EBITDA and Adjusted EBITDA and important limitations on the use of such measures.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Predecessor		Pro Forma 2010 Combined Period(1)	Predecessor	Successor
	Fiscal Year Ended December 31,			Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Twelve Months Ended September 30, 2011
	2008	2009
Net income (loss)	$10,708	$4,182	$(3,440)	$9,688	$11,375	$(6,857)
Less income from discontinued operations, net of tax	185	3,051	—	—	—	—

Income (loss) from continuing operations	10,523	1,131	(3,440)	9,688	11,375	(6,857)
Interest, net	20,304	20,850	25,832	17,270	18,459	23,987
Income tax provision (benefit)	12,089	2,657	7,409	4,259	6,488	9,831
Depreciation and amortization	12,365	12,962	25,006	10,067	17,607	21,630

EBITDA	55,281	37,600	54,807	41,284	53,929	48,591
Settlement of retiree medical obligations(a)	—	(5,863)	—	—	—	—
LIFO adjustments and fair value inventory step up(b)	4,094	(4,311)	—	115	5,444	6,386
Severance and restructuring expense(c)	4,030	3,820	694	383	4,404	4,715
Non-cash stock compensation expense (income)	351	(358)	1,238	1,004	413	647
Loss on extinguishment of debt(d)	—	—	—	1,867	—	—
Acquisition expenses(e)	—	—	—	—	—	16,753
Loss on Venezuelan bad debt(f)	—	1,100	—	—	—	—
Settlements of prior years’ underpayments of customs duties and related legal fees(g)	—	1,000	1,441	1,300	—	141
Management fees to sponsor(h)	—	—	1,500	—	1,781	1,902
Public company expenses(i)	1,200	1,200	1,200	920	—	280

Adjusted EBITDA	$64,956	$34,188	$60,880	$46,873	$65,971	$79,415

(dollars in thousands)

(a)	Represents a one-time settlement gain relating to the termination of a majority of our health care plans for retired employees recorded as of September 30, 2009.

(b)	Our U.S. subsidiaries use the last in, first-out (“LIFO”) method to value their inventories, and our foreign subsidiaries use the first-in, first-out (“FIFO”) method to value their inventories. This adjustment represents the LIFO related charge (credit) to cost of goods sold during the applicable period. In addition, in December 2010 we increased inventories to fair value in the purchase accounting adjustments recorded at acquisition. Approximately $1,700 was charged to cost of goods sold in December 2010 and is added back in this adjustment.

(c)	Represents severance expense relating to personnel placed on permanent lay-off status, salaried positions eliminated in connection with restructurings and additional personnel electing to participate in a voluntary retirement program and, for nine months ended September 30, 2011, also represents $1,200 in restructuring costs relating to closed facilities.

(d)	In the second quarter of 2010, we recorded a loss on extinguishment of debt related to prepayments of our second lien facility.

(e)	Represents direct Merger-related expenses. The Successor expenses consist primarily of the reimbursement of Merger-related expenses pushed down from Irving Place Capital.

(f)	In 2009, we wrote off a receivable from a Venezuelan-based customer for sales in 2008. This amount was judged uncollectible by management due to currency controls imposed by the Venezuelan government.

(g)	For 2009, represents assessments by a foreign jurisdiction of customs duties related to prior years’ export sales activities. For 2010, U.S. duties liabilities related to prior periods and associated legal costs.

(h)	In connection with the Merger and related transactions, we entered into a management services agreement with Irving Place Capital, under which we have agreed to pay an annual advisory fee in an amount equal to the greater of $1,500 annually or 2.5% of EBITDA (as defined in the management services agreement). See “Certain Relationships and Related Transactions—Management Services Agreement.”

(i)	Represents estimated amount of legal, accounting, insurance, printing, stock exchange, director fees and other expenses that no longer apply to us since the consummation of the Merger and related transactions because our stock is no longer publicly traded.

(6)	Assumes the completion of the financing transactions completed in December 2010 in connection with the consummation of the Merger, including the issuance of the existing notes on December 3, 2010, as if such transactions had occurred on October 1, 2010, and assumes the issuance of $100,000 aggregate principal amount of new notes in this offering at an issue price of 100%, plus accrued interest, and the application of the net proceeds therefrom, together with cash on hand, as described under “Use of Proceeds,” as if such transactions had occurred on October 1, 2010, in the case of as adjusted cash interest, net, and September 30, 2011, in the case of as adjusted net debt and as adjusted total debt. Each 1% increase (decrease) in the assumed issue price of the new notes reduces (increases) our as adjusted net debt by approximately $1 million.

(7)	As adjusted debt amounts and related ratios are based upon the outstanding principal amount of debt and interest expense, net, and related ratios are based upon cash interest expense, net, before giving effect to potential accounting adjustments for the payment made in connection with the Solicitation.

(8)	Net debt is total debt less cash and cash equivalents.